As filed with the Securities and Exchange Commission on August 1, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARVER BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3904174
(State of incorporation)	(I.R.S. Employer
Identification No.)

75 West 125th Street
New York, NY 10027-4512
(Address of Principal Executive Offices and Zip Code)

Carver Federal Savings Bank 401(k) Savings Plan
(Full Title of the Plan)

Deborah C. Wright
Chairman and Chief Executive Officer
Carver Bancorp, Inc.
75 West 125th Street
New York, NY 10027-4512
(718) 230-2900
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Louis Goldberg, Esq.
Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
(212) 592-1400

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)(3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01 per share(2)	7,500 shares	$8.915	$66,863	$2.63

(1)

Represents the estimated maximum aggregate number of shares of common stock, par value $0.01 per share (the “Common Stock”) of the Registrant offered pursuant to the Carver Federal Savings Bank 401(k) Savings Plan (the “Plan”) for approximately two years.

(2)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(3)

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information required by Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information required by Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed by Carver Bancorp, Inc. (the “Registrant”) and the Carver Federal Savings Bank 401(k) Savings Plan (the “Plan”), as applicable, with the Securities and Exchange Commission (the “SEC”) are incorporated by reference and made a part of this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2008;

•	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2007;

•	The Registrant’s Definitive Proxy Statement for the Registrant’s 2008 Annual Meeting of Stockholders, filed with the SEC on July 29, 2008; and

•	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not Applicable.

Item 5. Interests of Named Experts and Counsel.

          Not Applicable.

Item 6. Indemnification of Directors and Officers.

The indemnification and liability of the Registrant’s directors and officers are governed by the Delaware General Corporation Law, as amended (“GCL”), and by the Certificate of Incorporation of the Registrant.

Section 145 of the GCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the GCL). Section 102 of the GCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit. In addition, Section 145 of the GCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.

Article Tenth of the Certificate of Incorporation of the Registrant provides that any person who is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant or by reason of any action alleged to have been taken or omitted in such capacity, or is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation at the request of the Registrant, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the GCL.

Such indemnification shall apply whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Such indemnification shall be against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid in settlement) reasonably incurred or suffered in connection with the proceeding. This right to indemnification includes, to the extent permitted by the GCL, the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final determination but only upon receipt of a written undertaking by or on behalf of the indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer, employee or agent is not entitled to indemnification.

If a claim for indemnification is not paid in full by the Registrant within sixty days after a written claim has been received by the Registrant, the indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim. If successful in whole or in part in any such suit (or in a suit brought by the Registrant to recover and advancement of expenses), the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In any such suit, it shall be a defense to the Registrant that the indemnitee has not met any applicable standard for indemnification set forth in GCL. The burden of proof in any such suit shall be on the Registrant to prove that the indemnitee is not entitled to be indemnified. The right of indemnification conferred in Article Tenth of the Certificate of Incorporation shall not be exclusive of any right which any person may have or hereafter acquire under any statute, the Registrant’s Bylaws, agreement, vote of stockholders, disinterested directors, or otherwise.

The Registrant has entered into an employment agreement with its President and Chief Executive Officer which requires the Registrant to indemnify such person against, and hold such person harmless from, any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Registrant or any subsidiary or affiliate thereof.

The Registrant maintains directors’ and officers’ liability insurance coverage for all directors and officers of the Registrant and its subsidiaries which insures against any breach of duty, neglect, error, negligent misrepresentation, omission or act by the directors or officers of the Registrant in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

          Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1*

Certificate of Incorporation of Carver Bancorp, Inc. (incorporated herein by reference to Registration Statement No. 333-5559 on Form S-4 of the Registrant filed with the Securities and Exchange Commission on June 7, 1996).

4.2*

Second Amended and Restated Bylaws of Carver Bancorp, Inc. (incorporated by reference to Exhibits 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2007).

5.1	Internal Revenue Service Determination Letter that the Plan is qualified under Section 401 of the Internal Revenue Code.

23.1	Consent of KPMG LLP

23.2	Consent of P&G Associates

24.1	Power of Attorney (included as part of signature page)

99.1	Carver Federal Savings Bank 401(k) Savings Plan

* The exhibits have previously been filed with the SEC as part of the filing indicated and are incorporated herein by reference.

Item 9. Undertakings

(a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                    provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on this 1st day of August 2008.

CARVER BANCORP, INC.

By:	/s/ Deborah C. Wright

	Name:	Deborah C. Wright
	Title:	Chairman and Chief Executive Officer
(principal executive officer)

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deborah C. Wright and Roy Swan CONFIRM, and each or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Deborah C. Wright	Chairman and Chief Executive Officer (principal executive officer)	August 1, 2008

Deborah C. Wright

/s/ Roy Swan	Executive Vice President & Chief Financial Officer (principal financial and accounting officer)	August 1, 2008

Roy Swan

/s/ Robert Holland, Jr.	Director	August 1, 2008

Robert Holland, Jr.

/s/ Carol Baldwin Moody	Director	August 1, 2008

Carol Baldwin Moody

/s/ Dr. Samuel J. Daniel	Director	August 1, 2008

Dr. Samuel J. Daniel

/s/ David L. Hinds	Director	August 1, 2008

David L. Hinds

/s/ Pazel G. Jackson, Jr.	Director	August 1, 2008

Pazel G. Jackson, Jr.

/s/ Edward B. Ruggiero	Director	August 1, 2008

Edward B. Ruggiero

/s/ Robert R. Tarter	Director	August 1, 2008

Robert R. Tarter

          The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 1st day of August 2008.

CARVER FEDERAL SAVINGS BANK 401(K) SAVINGS PLAN

By:	CARVER FEDERAL SAVINGS BANK

By:	/s/ Deborah C. Wright

	Name:	Deborah C. Wright
	Title:	Chairman and Chief Executive Officer